For Release March 27, 2007

ADTRAN ANNOUNCES THAT ITS CHAIRMAN OF THE BOARD
MARK C. SMITH PASSES AWAY

HUNTSVILLE, Ala.--(BUSINESS WIRE)--March 27, 2007 --ADTRAN, Inc. (NASDAQ: ADTN), is saddened to announce the death of founder and Chairman of the Board, Mark C. Smith. Smith passed away due to complications from pneumonia. In addition to serving as chairman of the board, and as one of ADTRAN's co-founders, Smith served as CEO from the Company's inception in January 1986 until his retirement as CEO in September 2005.

"Mark will be remembered for his role in establishing this company. His leadership and entrepreneurial vision helped grow ADTRAN into the successful company that it is today. Mark had a rich history with the Company that spanned over two decades. We are thankful that he drove each one of us to new levels of personal and professional integrity. We are grateful for the legacy that he leaves behind," according to Tom Stanton, chief executive officer and director of ADTRAN.

A native of Birmingham, Alabama, Smith began his interest in technology after winning first place in a Science Fair at Birmingham's Woodlawn High School. His prize was a handshake with Werner Von Braun, at which time Smith took the opportunity to request a job. He would later spend three Summers working at NASA in Huntsville, Alabama, and Cape Canaveral, Florida, where he met the founders of SCI. After earning a Bachelor of Science degree in Electrical Engineering with honors from Georgia Institute of Technology, Smith moved to Huntsville in 1962 working as an engineering manager at Huntsville-based SCI (now Sanmina-SCI). In 1969, Smith co-founded Universal Data Systems (UDS), the first data communications company in Alabama. Following the purchase of UDS by Motorola, Inc., Smith was named president of UDS-Motorola Division in 1979.

In 1986, Smith founded ADTRAN in a 9,000 square-foot building with seven employees who had worked together at UDS. When ADTRAN moved into its 170,000 square foot facility in Cummings Research Park in 1992, it became one of the largest industrial facilities to be built in Huntsville and Madison County.

In 1995, Smith was inducted into the State of Alabama Engineering Hall of Fame and was selected as Entrepreneur of the Year in High Technology/Electronics for the Southeastern Division. The same year, Smith received Georgia Tech's Distinguished Engineering Alumni Award. The Birmingham News also named Smith CEO of the Year in 2000, and he was commended by a Joint House Resolution of the State of Alabama Legislature. In 2004, Smith was awarded the Alabama Information Technology Association Lifetime Achievement Award.

In addition to his many accomplishments in the business community in both Huntsville and throughout the state of Alabama, he was also an active philanthropist in his local community. Smith served on the University of Alabama Foundation Board, the UAH School of Administrative Science Advisory Board, and was president of the Greater Huntsville Foundation. Smith's contribution to the community was formally recognized in 1996 when he received the Humanitarian Award from the North Alabama Chapter of the Arthritis Foundation. The award recognized Smith as a visionary, entrepreneur, philanthropist and dedicated citizen that gave back to the community ten-fold. The many organizations Smith was involved with included the Huntsville Symphony, the Rotary Club, Randolph School, Burritt Museum and the Alabama Research Institute.

Smith is survived by his wife, Linda Jones Smith of Greenville, Georgia and two children, Cyndi Smith Lewis and Clay Smith.

CONTACT:

Jim Matthews
Senior Vice President/CFO
256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Gayle Ellis
256-963-8220